Exhibit 10.1
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLORADO
Civil Action No. 04-cv-00665-RPM
DAVID HELLER, On Behalf of Himself and All Others Similarly Situated,
          Plaintiff,
v.
QUOVADX, INC.,
LORINE R. SWEENEY and
GARY T. SCHERPING,
          Defendants.

SECOND AMENDED STIPULATION OF SETTLEMENT

     This Second Amended Stipulation of Settlement dated as of November 20, 2006 (the “Stipulation”), is made and entered into pursuant to Rule 23 of the Federal Rules of Civil Procedure and contains the terms of a settlement by and among the following Settling Parties (as defined further in Section IV hereof) to the above-entitled Action: (i) the Lead Plaintiff (on behalf of himself and each of the Class Members), by and through Lead Counsel; and (ii) the Defendants, by and through their counsel of record in the Action. The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims, upon and subject to the terms and conditions hereof. All capitalized terms in this Stipulation shall have the meanings specified for them herein.
I. THE LITIGATION
     On April 5, 2004, the Action was filed in the United States District Court for the District of Colorado as a securities class action on behalf of purchasers of Quovadx, Inc. publicly traded securities between October 22, 2003 and March 15, 2004 (the “Action”). The operative complaint in the Action is the First Amended Class Action Complaint for Violation of the Federal Securities Laws (the “Complaint”), filed June 10, 2004. The Complaint alleges violations of §§10(b) and 20(a) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 10b-5 promulgated thereunder on behalf of a class of purchasers of Quovadx publicly traded securities between the period October 22, 2003 to March 15, 2004.
II. DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY
     The Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Lead Plaintiff in the Action. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action. The

Defendants also have denied and continue to deny, inter alia, the allegations that the Lead Plaintiff or the Class have suffered any damages, that the price of Quovadx common stock was artificially inflated by reasons of alleged misrepresentations, non-disclosures or otherwise, and that the Lead Plaintiff or the Class were harmed by the conduct alleged in the Complaint.
     Nonetheless, the Defendants have concluded that further conduct of the Action would be protracted and expensive, and that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Action. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Action be settled in the manner and upon the terms and conditions set forth in this Stipulation.
     This Stipulation, and any and all exhibits or documents referred to herein or therein, or any terms or representations herein or therein, or any action taken to carry out this Stipulation, are not, and shall in no event be construed or be deemed to be, evidence of, or an admission or a concession by the Defendants of any fault, liability, or damages whatsoever. The Defendants deny any and all wrongdoing of any kind, whatsoever and deny any liability to Lead Plaintiff or the Class. The Defendants do not concede any infirmity in the defenses they have asserted in the Action, nor are any such defenses waived. It is the intent of the Lead Plaintiff and the Defendants that this Stipulation not be used for any purpose of any kind other than to enforce the provisions of this Stipulation or the provisions of any related agreement, release, or exhibit hereto, or in order to support a defense of res judicata, collateral estoppel, accord and satisfaction, release, or other theory of claim or issue preclusion or similar defense. Therefore, pursuant to this Stipulation, as ordered by this Court, and pursuant to Federal Rule of Evidence 408, any other Federal Rule of Evidence, the rules of evidence of the various states, the rules of evidence followed by any quasi-judicial bodies, including regulatory and self-regulatory organizations, and any other applicable law, rule or regulation, the Settling Parties agree that the fact of entering into or carrying out this Stipulation, the exhibits hereto, and any negotiations and proceedings related herein, and the settlement itself, shall not be construed as, offered into evidence as, or deemed to be evidence of, an admission or concession of liability by or an estoppel against any Defendant, a wavier of any applicable statute of limitations or repose, and shall not be offered by a party hereto into evidence, or considered, in any action or proceeding against any Defendant in any judicial, quasi-judicial, administrative agency, regulatory or self-regulatory organization, or other tribunal, or proceeding for any purpose whatsoever, other than to enforce the provisions of this Stipulation or the provisions of any related agreement, release, or exhibit hereto, or in order to support a defense of res judicata, collateral estoppel, accord and satisfaction, release or other theory of claim or issue preclusion or similar defense.
III. CLAIMS OF THE LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT
     The Lead Plaintiff believes that the claims asserted in the Action have merit and that the evidence developed to date supports the claims. However, the Lead Plaintiff and Lead Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against the Defendants through trial and appeals. The Lead Plaintiff and Lead Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Action, as well as the difficulties and delays inherent in such litigation. The Lead Plaintiff and Lead Counsel also are mindful of the inherent problems of proof under and possible defenses to the securities law violations asserted in the Action. The Lead Plaintiff and Lead Counsel believe that the settlement set forth in the Stipulation confers substantial benefits upon the Class. Based on their evaluation, the Lead Plaintiff and Lead Counsel have determined that the settlement set forth in the Stipulation is in the best interests of the Lead Plaintiff and the Class.
IV. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT
     NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiff (for himself and the Class Members) and the Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Action and the Released Claims shall be finally and fully compromised, settled and released, and the Action shall be dismissed with prejudice, as to all Defendants, upon and subject to the terms and conditions of the Stipulation, as follows.
     1. Definitions
     As used in the Stipulation the following terms have the meanings specified below:
     1.1 “Action” means Heller v. Quovadx, Inc., et al., Civil Action No. 04-cv-00665-RPM, filed in the United States District Court for the District of Colorado.
     1.2 “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.
     1.3 “Claimant” means any Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.
     1.4 “Claims Administrator” means the firm of RG/2 Claims Administration LLC.
     1.5 “Class” means the Class certified by the Court on April 12, 2005 consisting of all Persons who purchased Quovadx publicly traded securities on the open market during the period from October 22, 2003 to March 15, 2004, with the exception of the following: The Defendants, members of the immediate family of each of the Defendants, any person, firm, trust, corporation, officer, director, or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, agents, affiliates, heirs, successors-in-interest or assigns of any excluded party.
     1.6 “Class Member” or “Member of the Class” mean a Person who falls within the definition of the Class as set forth in ¶1.5 of the Stipulation.
     1.7 “Class Period” means the period commencing on October 22, 2003 through March 15, 2004, inclusive.
     1.8 “Defendants” means Quovadx and the Individual Defendants.
     1.9 “Effective Date” means the first date by which all of the events and conditions specified in ¶7.1 of the Stipulation have been met and have occurred.
     1.10 “Escrow Agent” means Lead Counsel.
     1.11 “Final” means when the last of the following with respect to the Judgment approving the Stipulation, substantially in the form of Exhibit B attached hereto, shall occur: (i) the expiration of three (3) business days after the time to file a motion to alter or amend the Judgment under Federal Rule of Civil Procedure 59(e) has passed without any such motion having been filed; (ii) the expiration of three (3) business days after the time in which to appeal the Judgment has passed without any appeal having been taken (which date shall be deemed to be thirty-three (33) days following the entry of the Judgment), unless the date to take such an appeal shall have been extended by Court order or otherwise, or unless the thirty-third (33rd) day falls on a weekend or a Court holiday, in which case the date for purposes of this Stipulation shall be deemed to be the next business day after such thirty-third (33rd) day; and (iii) if such motion to alter or amend is filed or if an appeal is taken, three (3) business days after the determination of that motion or appeal in such a manner as to permit the consummation of the settlement substantially in accordance with the terms and conditions of this Stipulation. For purposes of this paragraph, an “appeal” shall not include any appeal that concerns only the issue of attorneys’ fees and reimbursement of expenses or the Plan of Allocation of the Settlement Fund.
     1.12 “Individual Defendants” means Lorine R. Sweeney and Gary T. Scherping.
     1.13 “Judgment” means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B.
     1.14 “Lead Counsel” means Lerach Coughlin Stoia Geller Rudman & Robbins LLP, Joy Ann Bull, 655 West Broadway, Suite 1900, San Diego, California, 92101; Lerach Coughlin Stoia Geller Rudman & Robbins LLP, Jeffrey W. Lawrence, 100 Pine Street, Suite 2600, San Francisco, California 94111.
     1.15 “Lead Plaintiff” means David Heller.
     1.16 “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.
     1.17 “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund whereby the Net Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, Taxes and Tax Expenses and such attorneys’

fees, costs, expenses and interest as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation and Defendants and their Related Parties shall have no responsibility therefore or liability with respect thereto.
     1.18 “Quovadx” means Quovadx, Inc.
     1.19 “Related Parties” means each of a Defendant’s past or present directors, officers, employees, partners, insurers, co-insurers, reinsurers, agents, controlling shareholders, attorneys, accountants or auditors, advisors, investment advisors, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, any entity in which a Defendant has a controlling interest, any members of an Individual Defendant’s immediate family, or any trust of which the Individual Defendant is the settlor or which is for the benefit of the Individual Defendant’s family.
     1.20 “Released Claims” shall collectively mean all claims (including Unknown Claims as defined in ¶1.24 hereof), demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that might have been asserted (including, but not limited to, all claims arising out of or relating to any acts, omissions, disclosures, financial statements, or statements by the Defendants, including without limitation claims for negligence, gross negligence, constructive or actual fraud, negligent misrepresentation, conspiracy, breach of duty of care and/or breach of duty of loyalty, fraud, breach of fiduciary duty, or violations of any state or federal statutes, rules or regulations) arising out of, relating to, or in connection with the purchase on the open market of Quovadx common stock by the Lead Plaintiff or any Class Member during the Class Period and the allegations that have been or could have been asserted by any member of the Class in the Action against the Defendants.

     1.21 “Released Persons” means each and all of the Defendants and each and all of their Related Parties.
     1.22 “Settlement Fund” means the principal amount of Nine Million Dollars ($9,000,000) in cash, plus all interest earned thereon pursuant to this Stipulation.
     1.23 “Settling Parties” means, collectively, each of the Defendants and the Lead Plaintiff on behalf of himself and Class Members.
     1.24 “Unknown Claims” shall collectively mean all claims, demands, rights, liabilities, and causes of action of every nature and description which the Lead Plaintiff or any Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiff shall expressly waive, and each of the Class Members shall be deemed to have waived, and by operation of the Judgment shall have waived, the provisions, rights and benefits of California Civil Code §1542, which provides:
     A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
The Lead Plaintiff shall expressly and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. The Lead Plaintiff and Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but the Lead Plaintiff shall expressly fully, finally and forever settle and release, and each Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Lead Plaintiff acknowledges, and the Class Members shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.
     2. The Settlement
          a. The Settlement Fund
     2.1 The principal amount of $9,000,000 in cash was transferred by or on behalf of Defendants to the Escrow Agent before April 18, 2006.
          b. The Escrow Agent
     2.2 The Escrow Agent may invest the Settlement Fund deposited pursuant to ¶2.1 hereof in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates. The Escrow Agent shall bear all risks related to investment of the Settlement Fund.

     2.3 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of counsel for Defendants.
     2.4 Subject to further order and/or direction as may be made by the Court, the Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation.
     2.5 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.
     2.6 Within five (5) calendar days after payment of the Settlement Fund to the Escrow Agent pursuant to ¶2.1 hereof, the Escrow Agent may establish a “Class Notice and Administration Fund,” and may deposit up to $100,000 from the Settlement Fund in it. The Class Notice and Administration Fund may be used by Lead Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any. The Class Notice and Administration Fund may also be invested and earn interest as provided for in ¶2.2 of this Stipulation. In no event shall Defendants or their Related Parties have any responsibility for or liability with respect to the Escrow Agent or its actions or the Class Notice and Administration Fund.
          c. Taxes
     2.7 (a) Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this ¶2.7, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.
          (b) For the purpose of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. §1.468B-2(k)). Such returns (as well as the election described in ¶2.7(a) hereof) shall be consistent with this ¶2.7 and in all events shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶2.7(c) hereof.
          (c) All (a) Taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Defendants or their Related Parties with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”), and (b) expenses and costs incurred in connection with the operation and implementation of this ¶2.7 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶2.7) (“Tax Expenses”), shall be paid out of the Settlement Fund; in no event shall the Defendants or their Related Parties have any responsibility for or liability with respect to the Taxes or the Tax Expenses. The Escrow Agent shall indemnify and hold each of the Defendants and their Related Parties harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(1)(2)); neither the Defendants nor their Related Parties are responsible therefore nor shall they have any liability with respect thereto. The parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶2.7.
          (d) For the purpose of this ¶2.7, references to the Settlement Fund shall include both the Settlement Fund and the Class Notice and Administration Fund and shall also include any earnings thereon.
          d. Termination of Settlement
     2.8 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest) less expenses actually incurred or due and owing in connection with the settlement provided for herein shall be deposited into an escrow account to be designated jointly by Defendants’ counsel within ten (10)

calendar days from the date on which the Court declines to approve the settlement or on which the settlement is terminated.
     3. Notice Order and Settlement Hearing
     3.1 Promptly after execution of the Stipulation, Lead Counsel shall submit the Stipulation together with its exhibits to the Court and shall apply for entry of an order (the “Notice Order”), substantially in the form of Exhibit A attached hereto, requesting, inter alia, the preliminary approval of the settlement set forth in the Stipulation, the certification of the Class for settlement purposes only, and approval for mailing the Notice of Pendency and Proposed Settlement of Class Action (the “Notice”) substantially in the form of Exhibit A-1 attached hereto and publication of a summary notice substantially in the form of Exhibit A-3 attached hereto. The Notice shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application and the date of the Settlement Hearing as defined below.
     3.2 Lead Counsel shall request that after notice is given, the Court hold a hearing (the “Settlement Hearing”) and approve the settlement of the Action as set forth herein. At or after the Settlement Hearing, Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.
     3.3 Quovadx shall provide or cause to be provided to the Claims Administrator its shareholder lists as appropriate for providing notice to the Class.
     4. Releases
     4.1 Upon the Effective Date, as defined in ¶1.9 hereof, the Lead Plaintiff and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally,

and forever released, relinquished and discharged all Released Claims against the Released Persons, whether or not such Class Member executes and delivers a Proof of Claim and Release form.
     4.2 The Proof of Claim and Release form to be executed by Class Members shall release all Released Claims against the Released Persons and shall be substantially in the form contained in Exhibit A-2 attached hereto.
     4.3 Upon the Effective Date, as defined in ¶1.9 hereof, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Lead Plaintiff, Class Members and Lead Counsel from all claims (including Unknown Claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims.
5. Administration and Calculation of Claims, Final Awards and Supervision and Distribution of Settlement Fund
     5.1 The Claims Administrator, subject to such supervision and direction of the Court and/or Lead Counsel as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members.
     5.2 The Settlement Fund shall be applied as follows:
          (a) to pay Lead Counsel’s attorneys’ fees and expenses with interest thereon (the “Fee and Expense Award”), if and to the extent allowed by the Court;
          (b) to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any;
          (c) to pay the Taxes and Tax Expenses described in ¶2.7 hereof; and

          (d) to distribute the balance of the Settlement Fund (the “Net Settlement Fund”) to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.
     5.3 Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with paragraphs 5.4-5.9.
     5.4 Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release form, substantially in the form of Exhibit A-2 attached hereto, signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.
     5.5 Except as otherwise ordered by the Court, all Class Members who fail to timely submit a Proof of Claim and Release form within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment.
     5.6 The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court. If there is any balance remaining in the Net Settlement Fund after six (6) months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Lead Counsel shall, if feasible, reallocate such balance among Authorized Claimants in an equitable and economic fashion. Thereafter, any balance which still remains in the Net Settlement Fund shall be donated to Colorado-based non-sectarian, non-profit organization(s) providing legal services or otherwise in the appropriate public interest as determined by Lead Counsel.
     5.7 This is not a claims-made settlement and, if all conditions of the Stipulation are satisfied and the settlement becomes Final, no portion of the Settlement Fund will be returned to the Defendants. The Defendants and their Related Parties shall have no responsibility for, interest in, or liability whatsoever with respect to the distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes or Tax Expenses, or any losses incurred in connection therewith.
     5.8 No Person shall have any claim against Lead Counsel, the Claims Administrator or other entity designated by Lead Counsel based on distributions made substantially in accordance with the Stipulation and the settlement contained herein, the Plan of Allocation, or further order(s) of the Court. No Person shall have any claim whatsoever against Defendants, Defendants’ counsel, or any Released Persons arising from or related to any distributions made, or not made, from the Settlement Fund.
     5.9 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s

Judgment approving the Stipulation and the settlement set forth therein, or any other orders entered pursuant to the Stipulation. Defendants will take no position with respect to any proposed Plan of Allocation or any such plan as may be approved by the Court.
     6. Lead Counsel’s Attorneys’ Fees and Reimbursement of Expenses
     6.1 After the Court approves the Settlement, Lead Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for: (a) an award of attorneys’ fees; plus (b) reimbursement of actual expenses, including the fees of any experts or consultants, incurred in connection with prosecuting the Action, plus any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court. Lead Counsel reserve the right to make additional applications for fees and expenses incurred.
     6.2 The attorneys’ fees and expenses, as awarded by the Court, shall be paid to Lead Counsel from the Settlement Fund, as ordered, immediately after the Court executes an order awarding such fees and expenses. In the event that the Effective Date does not occur, or the Judgment or the order making the Fee and Expense Award is reversed or modified, or the Stipulation is canceled or terminated for any other reason, and in the event that the Fee and Expense Award has been paid to any extent, then Lead Counsel shall within ten (10) business days from receiving notice from Defendants’ counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund the fees and expenses previously paid to them from the Settlement Fund plus interest thereon at the same rate as earned on the Settlement Fund in an amount consistent with such reversal or modification.

     6.3 The procedure for and the allowance or disallowance by the Court of any applications by Lead Counsel for attorneys’ fees and expenses, including the fees of experts and consultants, to be paid out of the Settlement Fund, are not part of the settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Action set forth therein.
     6.4 Defendants and their Related Parties shall have no responsibility for or liability with respect to any payment of attorneys’ fees and expenses to Lead Counsel that the Court may make in this Action.
     7. Conditions of Settlement, Effect of Disapproval, Cancellation or Termination
     7.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:
          (a) Defendants have timely made their contributions to the Settlement Fund as required by ¶2.1 hereof;
          (b) Defendants have not exercised their option to terminate the Stipulation pursuant to ¶7.6 hereof;
          (c) the Court has entered the Notice Order, as required by ¶3.1 hereof;
          (d) the Court has entered the Judgment, or a judgment substantially in the form of Exhibit B attached hereto; and

          (e) the Judgment has become Final, as defined in ¶1.11 hereof.
     7.2 Upon the occurrence of all of the events referenced in ¶7.1 hereof, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished. If all of the conditions specified in ¶7.1 hereof are not met, then the Stipulation shall be canceled and terminated subject to ¶7.4 hereof unless Lead Counsel and counsel for Defendants mutually agree in writing within thirty (30) calendar days of their receipt of notice of any failed condition to proceed with the Stipulation.
     7.3 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within ten (10) calendar days after the occurrence of such event and in accordance with the terms of ¶2.8 hereof, the Settlement Fund (including accrued interest), plus any amount then remaining in the Class Notice and Administration Fund (including accrued interest), less expenses and any costs which have either been disbursed pursuant to ¶2.6 hereof or are determined to be chargeable to the Class Notice and Administration Fund, shall be deposited by the Escrow Agent into an escrow account to be designated jointly by Defendants’ counsel within ten (10) calendar days from the date on which the Court declines to approve the settlement or on which the settlement is terminated. At the request of counsel for Defendants, the Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Fund and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, pursuant to written direction from counsel for Defendants.
     7.4 In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Action as of November 19, 2006.

In such event, the terms and provisions of the Stipulation, with the exception of ¶¶2.7, 2.8, 7.3-7.5 hereof, shall have no further force or effect with respect to the Settling Parties and shall not be used in this Action or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses and interest awarded by the Court to Lead Counsel shall constitute grounds for cancellation or termination of the Stipulation.
     7.5 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither the Lead Plaintiff nor Lead Counsel shall have any obligation to repay any amounts actually and properly disbursed from the Class Notice and Administration Fund. In addition, any expenses already incurred and properly chargeable to the Class Notice and Administration Fund pursuant to ¶2.6 hereof at the time of such termination or cancellation, but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with ¶¶2.8 and 7.3 hereof.
     7.6 If prior to the Settlement Hearing, the aggregate number of shares of Quovadx common stock purchased or acquired by Persons who would otherwise be Members of the Class, but who request exclusion from the Class, exceeds the sum specified in a separate “Supplemental Agreement” between the Settling Parties, Quovadx shall have, in its sole and absolute discretion, the option to terminate this Stipulation in accordance with the procedures set forth in the Supplemental Agreement. The Supplemental Agreement will be filed with the Court under seal.
     7.7 If a case is commenced in respect to any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law,

and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction, then, as to such Defendant, the releases given and Judgment entered in favor of such Defendant pursuant to this Stipulation shall be null and void.
     7.8 Each Defendant warrants and represents that he, she or it is not “insolvent” within the meaning of 11 U.S.C. §101(32) as of the time this Stipulation is executed and as of the time any payments are transferred or made as required by this Stipulation.
     8. Miscellaneous Provisions
     8.1 The Settling Parties (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their reasonable best efforts to accomplish the foregoing terms and conditions of the Stipulation.
     8.2 The Settling Parties intend this settlement to be a final and complete resolution of all disputes between them with respect to the Action. The settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Final Judgment will contain a statement that during the course of the Action, the parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Defendants agree that the Action was filed in good faith and in accordance with Federal Rule of Civil Procedure 11, and that the amount paid to the Settlement Fund and the other terms of the settlement were negotiated in good faith by the Settling Parties and reflect a settlement that was reached voluntarily after consultation with competent legal counsel. The

Defendants may issue a press release announcing the settlement, but may not contradict this language. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Action was brought or defended in bad faith or without a reasonable basis.
     8.3 Neither the Stipulation nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Defendants or their Related Parties; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants or their Related Parties in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Defendants and/or their Related Parties may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
     8.4 All agreements made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation.
     8.5 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.
     8.6 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

     8.7 The Stipulation and the Exhibits attached hereto constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.
     8.8 Lead Counsel, on behalf of the Class, are expressly authorized by the Lead Plaintiff to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which they deem appropriate.
     8.9 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.
     8.10 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.
     8.11 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.
     8.12 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.
     8.13 The Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Colorado, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Colorado without giving effect to that State’s choice-of-law principles.
     IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys dated as of November 20, 2006.

LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
JOY ANN BULL
655 West Broadway, Suite 1900
San Diego, CA 92101-3301
Telephone: 619/231-1058
619/231-7423 (fax)
Email: joyb@lerachlaw.com

LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
JEFFREY W. LAWRENCE
DENNIS J. HERMAN
EX KANO S. SAMS II

/s/ Jeffrey W. Lawrence JEFFREY W. LAWRENCE

100 Pine Street, Suite 2600
San Francisco, CA 94111
Telephone: 415/288-4545
415/288-4534 (fax)
Email: jeffreyl@lerachlaw.com
Email: dherman@lerachlaw.com
Email: exkanos@lerachlaw.com

Lead Counsel for Plaintiffs

WHEELER TRIGG KENNEDY LLP
MICHAEL T. WILLIAMS

/s/ Michael T. Williams MICHAEL T. WILLIAMS

1801 California Street, Suite 3600
Denver, Colorado 80202
Telephone: 303/244-1800
303/244-1879 (fax)
Email: williams@wtklaw.com

WILSON SONSINI GOODRICH
& ROSATI, P.C.
BORIS FELDMAN
NINA F. LOCKER
650 Page Mill Road
Palo Alto, CA 94304-1050
Telephone: 650/493-9300
650/493-6811 (fax)
Email: nlocker@wsgr.com

Attorneys for Quovadx, Inc.

ROTHGERBER JOHNSON & LYONS LLP
FREDERICK J. BAUMANN

/s/ Frederick J. Baumann FREDERICK J. BAUMANN

One Tabor Center, Suite 3000
1200 Seventeenth Street
Denver, CO 80202-5855
Telephone: 303/623-9000
303/623-9222 (fax)
Email: fbaumann@rothgerber.com

Attorneys for Lorine R. Sweeney and
Gary T. Scherping

CERTIFICATE OF SERVICE
     I hereby certify that on November 21, 2006, I electronically filed the foregoing with the Clerk of the Court using the CM/ECF system which will send notification of such filing to the e-mail addresses denoted on the attached Electronic Mail Notice List, and I hereby certify that I have mailed the foregoing document or paper via the United States Postal Service to the non-CM/ECF participants indicated on the attached Manual Notice List.

/s/ Joy Ann Bull JOY ANN BULL

LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP
655 West Broadway, Suite 1900 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423(fax) E-mail:Joyb@lerachlaw.com